Exhibit 99.2

Certain Remarks of Fred B. Parks
Urologix, Inc. Teleconference
April 26, 2005

•	Returning to the details of the quarter just concluded, 99% of revenue came from sales within the United States.

•	Catheter ASP’s, while stronger than last year, declined very slightly from the prior quarter as Urologix responded to pricing pressures from low-end competitors. Our sales team sold 14 control units during third quarter, fiscal year ‘05, compared to 10 in the second quarter and 25 in the prior year quarter. The previously mentioned year-over-year revenue decline was entirely due to the decrease in control unit revenue.

•	More than two-thirds of our revenue came from direct accounts during the recent quarter, while our mobile treatments declined 3% from the prior quarter.

•	The confusion over the clinical merits of various competitive offerings has diluted our efforts to increase utilization — but has cost Urologix very few customers. We are progressing toward 32 bull’s-eye accounts for fiscal year ‘05, flat to last year.

•	We previously announced a modest expansion of our sales force for fiscal year ‘06, essentially expecting to enter the July quarter with six additional people. We have already recruited 5 of these people and three came to us with prior experience in the BPH arena, specifically from competitors.

•	As I mentioned earlier, our business with mobile partners has trended modestly down.

•	Business with direct customers grew from both the prior quarter and prior year quarter.

Certain Remarks of David A. Montecalvo
Urologix, Inc. Teleconference
April 26, 2005

•	Both the next generation Control Unit or “CoolWave”, and the CTC long catheter (which will provide treatment for men with prostatic lengths of 4.5 cm and greater) will be shown at next month’s annual AUA meeting in San Antonio. The CTC short catheter (for treatment for men with prostatic lengths of 2.5-3.5 cm – similar to our currently marketed Targis Short catheter) remains in development. We anticipate FDA approval for the CTC long catheter soon and are planning to release the CoolWave control unit during our Q1 FY06 or late summer following FDA approval.